Exhibit 99.1

Zogenix Provides Corporate Update and Reports Third Quarter 2019 Financial Results
•Resubmitted NDA for FINTEPLA® for the treatment of Dravet syndrome
•Enrollment completed for FINTEPLA global Phase 3 trial in Lennox Gastaut syndrome; top-line data anticipated in Q1 2020
•Acquired Modis Therapeutics, Inc.; adding MT1621, a proprietary, late-stage investigational therapy for Thymidine Kinase 2 deficiency (TK2d) that has received FDA Breakthrough Therapy and EMA PRIME designations
•Presented positive pivotal Phase 2 study results for MT1621 in TK2d

EMERYVILLE, California, November 7, 2019 – Zogenix, Inc. (NASDAQ: ZGNX), a global pharmaceutical company developing rare disease therapies, today announced financial results for the three and nine months ended September 30, 2019, and provided a corporate update. The Company will host a conference call today, Thursday, November 7, at 4:30 PM Eastern Time/1:30 PM Pacific Time.
“We were pleased to resubmit the New Drug Application (NDA) for FINTEPLA® for the treatment of seizures associated with Dravet syndrome to the U.S. Food and Drug Administration (FDA) in late September, and we expect to hear from the FDA regarding the filing status of our NDA submission shortly,” said Stephen J. Farr, Ph.D., President and CEO of Zogenix. “Following completion of enrollment in our program for FINTEPLA for the treatment of seizures associated with Lennox-Gastaut syndrome (LGS) in July, we remain on track to announce top-line safety and efficacy results in the first quarter of 2020.”
“In addition, we were very excited to announce the acquisition of Modis Therapeutics and add a novel, late-stage clinical candidate, MT1621, for the treatment of patients with Thymidine Kinase 2 deficiency (TK2d), to our rare disease pipeline,” continued Dr. Farr. “Last month, safety and positive efficacy data from a global, retrospective Phase 2 study supporting the potential of MT1621 to significantly alter the course of TK2d, an often-fatal mitochondrial DNA depletion disorder, were presented.”
Corporate Update
•FINTEPLA for the treatment of seizures associated with Dravet syndrome
◦Resubmitted FINTEPLA NDA; expect response from FDA on status of NDA submission in early to mid-December
◦FINTEPLA Marketing Authorization Application under active review by the European Medicines Agency in Europe
◦Commercial readiness activities ongoing in the U.S. and Europe
◦Presented new positive data for FINTEPLA in Dravet syndrome at Childhood Neurology Society Annual Meeting. Data included:
▪Long-term, clinically meaningful reduction in convulsive seizure frequency in Dravet syndrome patients under 6 years of age participating in ongoing open-label extension (Study 1503)
▪Clinically meaningful and profound reduction in the frequency of generalized tonic-clonic seizures in Dravet syndrome patients in a pooled analysis of two previously completed Phase 3 trials (Study 1 & Study 1504)

▪Results of a Phase 1 study to assess the potential drug-drug interaction of fenfluramine and cannabidiol (CBD) which showed that the effects of CBD on fenfluramine are unlikely to require dose adjustments when the drugs are co-administered
•FINTEPLA for the treatment of seizures associated with LGS
◦Completed enrollment for, and randomized the last patient (n=263) into, the treatment period of Study 1601, Zogenix’s Phase 3 trial of FINTEPLA in LGS
◦Top-line safety and efficacy data anticipated in first quarter of 2020
•Acquired Modis Therapeutics, Inc. and MT1621
◦Advanced strategy of providing transformative therapies to patients and families living with serious rare diseases
◦Presented positive clinical study results for TK2d from a global, retrospective pivotal Phase 2 study (RETRO)
▪Highly significant impact on survival probability (p<0.0006) for treated patients compared to untreated natural history control subjects, all treated patients remain alive
▪Most (~95%) treated patients experienced improvement (68%) or disease stabilization (26%), using a responder analysis
▪Among clinical responders, profound responses, such as re-acquiring previously lost motor milestones, were observed in some patients
◦Expect to conduct a meeting with the FDA in the first half of 2020 to discuss next steps for MT1621 program
Third quarter 2019 Financial Results
•The Company recorded $0.6 million in revenue for the third quarter ended September 30, 2019, as a result of its March 2019 collaboration with Nippon Shinyaku Co., Ltd. for FINTEPLA in Dravet syndrome and LGS in Japan. Zogenix recorded no revenue for the corresponding period of 2018.
•Research and development expenses for the third quarter ended September 30, 2019, totaled $28.4 million, up from $27.6 million in the third quarter ended September 30, 2018, as the Company concluded Phase 3 clinical trials in Dravet syndrome and expanded clinical trial activities related to its ongoing Phase 3 development program of FINTEPLA in LGS.
•Selling, general and administrative expenses for the third quarter ended September 30, 2019, totaled $15.8 million, compared with $11.0 million in the third quarter ended September 30, 2018.
•Net loss for the third quarter ended September 30, 2019, was $290.5 million, or a net loss of $6.75 per share, compared with a net loss of $42.3 million, or a net loss of $1.08 per share, in the third quarter ended September 30, 2018. The increase in net loss was primarily attributable to $249.4 million of acquired in-process research and development consisting of existing research and development projects at the time of the Modis acquisition.
Nine months Ended September 30, 2019 Financial Results Compared to Nine months Ended September 30, 2018
•The Company recorded $1.7 million in revenue for the nine months ended September 30, 2019, as a result of its March 2019 collaboration with Nippon Shinyaku Co., Ltd. for FINTEPLA in Dravet syndrome and LGS in Japan. Zogenix recorded no revenue for the corresponding period of 2018.

•Research and development expenses for the nine months ended September 30, 2019, totaled $79.8 million, up from $77.3 million in the nine months ended September 30, 2018, as the Company concluded Phase 3 clinical trials in Dravet syndrome and expanded clinical trial activities related to its ongoing Phase 3 development program of FINTEPLA in LGS.
•Selling, general and administrative expenses for the nine months ended September 30, 2019, totaled $42.1 million, up from $27.7 million in the nine months ended September 30, 2018.
•Net loss for the nine months ended September 30, 2019, was $363.4 million, or a net loss of $8.54 per share, compared with a net loss of $101.5 million, or a net loss of $2.78 per share, in the nine months ended September 30, 2018. The increase in net loss was primarily attributable to $249.4 million of acquired in-process research and development consisting of existing research and development projects at the time of the Modis acquisition.
•As of September 30, 2019, the Company had $255.0 million in cash, cash equivalents, and marketable securities, compared to $514.2 million at December 31, 2018. The decrease in cash was primarily attributable to the $175.5 million used for the Modis acquisition on September 6, 2019.

Conference Call
Thursday, November 7 at 4:30 PM Eastern Time/1:30 PM Pacific Time
Toll Free:  877-407-9716
International:  201-493-6779
Conference ID: 13695588
Webcast:  http://public.viavid.com/index.php?id=136560
About Zogenix
Zogenix is a global pharmaceutical company committed to developing and commercializing transformative therapies to improve the lives of patients and their families living with rare diseases. The company has two late-stage development programs underway: FINTEPLA® (ZX008, fenfluramine) for the treatment of seizures associated with Dravet and Lennox-Gastaut syndromes, two rare and often-catastrophic childhood-onset epilepsies, and MT1621, a combination deoxynucleoside substrate enhancement therapy for the treatment of TK2 deficiency, a rare, debilitating, and often fatal genetic disorder that primarily affects infants and children and for which there are currently no approved therapies. Zogenix recently resubmitted its New Drug Application for FINTEPLA for Dravet syndrome to the U.S. Food & Drug Administration; its application for FINTEPLA for Dravet syndrome is under review by the European Medicines Agency. Zogenix expects top-line data from its Phase 3 study of FINTEPLA in Lennox-Gastaut syndrome in the first quarter of 2020. FINTEPLA is also in development in Japan. Zogenix acquired Modis Therapeutics and the MT1621 program in September 2019.
Forward-Looking Statement
Zogenix cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed,” and similar expressions are intended to identify forward-looking statements. These statements include the potential acceptance by the FDA of Zogenix’s resubmission of the NDA for FINTEPLA in patients with Dravet syndrome; the timing and results of any decision regarding the NDA from the FDA or the MAA from the EMA; the potential timing of top-line data for Study 1601; the expected strengthening in Zogenix’s intellectual property position based on newly issued U.S. patents and the notice of allowance for a U.S. patent application; FINTEPLA’s potential as a promising drug candidate and important new treatment option for the control of seizures in patients suffering from LGS; the potential for MT1621 to significantly improve outcomes in patients with TK2d; and Zogenix’s timing expectations for discussing next steps with regulatory authorities for MT1621 program. These statements are based on Zogenix’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in Zogenix’s business, including, without limitation: the FDA may refuse to accept the re-submitted NDA; the FDA may disagree that the existing safety and efficacy data is sufficient to approve the NDA; the FDA may require Zogenix to conduct the additional chronic toxicity studies noted in the Refusal to File letter, dated April 3, 2019, or other studies or information in connection with its review of the NDA; the timing of the data from Study 1601 of FINTEPLA in patients suffering from LGS could be delayed; the results of Study 1601 may differ from the results of prior clinical studies in LGS or may demonstrate adverse safety data compared to the prior Phase 3 clinical trials of FINTEPLA; top-line data the Company reports is based on preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and such top-line data may not accurately reflect the complete results of a clinical trial, and the FDA may not agree with the Company’s interpretation of such results; later developments with the FDA that may be inconsistent with feedback received at prior meetings with the FDA; additional data from Zogenix’s ongoing studies may contradict or undermine the data submitted in the NDA for FINTEPLA; the uncertainties associated with the clinical development and regulatory approval of product candidates such as FINTEPLA and MT1621; unexpected adverse side effects or inadequate therapeutic efficacy of FINTEPLA that could limit approval and/or commercialization, or that could result in recalls or product liability claims; risks associated with the acquisition of Modis and integration of Modis’ operations into Zogenix’s business, including an increase in near and long-term expenditures, exposure to unknown liabilities and diversion of Zogenix’s management’s time and attention; the inherent risks of clinical development of MT1621; risks associated with relying on a retrospective analysis for pivotal efficacy and safety data for MT1621; risks associated with relying on a retrospective analysis for pivotal efficacy and safety data for MT1621; FDA Breakthrough Therapy and EMA PRIME designations do not guarantee that the FDA or EMA will approve MT1621 or expedite its review of MT1621; and other risks described in Zogenix’s prior press releases as well as in public periodic filings with the U.S. Securities & Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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CONTACTS:

Zogenix
Melinda Baker
Senior Director, Corporate Communications
+1 (510) 788-8732 | corpcomms@zogenix.com

Investors
Andrew McDonald
Founding Partner, LifeSci Advisors LLC
+1 (646) 597-6987 | Andrew@lifesciadvisors.com

Zogenix, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2019	December 31, 2018
Assets:
Current assets:
Cash and cash equivalents	$33,099	$68,454
Marketable securities	221,865	445,733
Prepaid expenses	9,108	6,718
Acquisition holdback amount placed in escrow	25,000	—
Other current assets	3,202	11,825
Total current assets	292,274	532,730
Property and equipment, net	9,782	2,870
Operating lease right-of-use assets	8,134	—
Intangible assets	102,500	102,500
Goodwill	6,234	6,234
Other noncurrent assets	1,442	3,997
Total assets	$420,366	$648,331
Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$7,553	$7,989
Accrued and other current liabilities	23,125	18,086
Acquisition holdback liability	24,444	—
Deferred revenue, current	5,688	—
Current portion of operating lease liabilities	1,431	—
Current portion of contingent consideration	35,200	32,300
Total current liabilities	97,441	58,375
Deferred revenue, noncurrent	8,113	—
Operating lease liabilities, net of current portion	11,095	—
Contingent consideration, net of current portion	35,700	45,900
Deferred income taxes	17,425	17,425
Other long-term liabilities	—	3,830
Total liabilities	169,774	125,530
Commitments and contingencies
Stockholders’ equity:
Common stock	44	42
Additional paid-in capital	1,309,523	1,218,710
Accumulated deficit	(1,059,397)	(695,954)
Accumulated other comprehensive income	422	3
Total stockholders’ equity	250,592	522,801
Total liabilities and stockholders’ equity	$420,366	$648,331

Zogenix, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Collaboration revenue	$630	$—	$1,699	$—
Operating expenses:
Research and development	28,372	27,608	79,820	77,329
Selling, general and administrative	15,762	11,016	42,139	27,663
Acquired IPR&D and related costs	249,437	—	249,437	—
Change in fair value of contingent consideration	400	5,700	2,700	3,200
Total operating expenses	293,971	44,324	374,096	108,192
Loss from operations	(293,341)	(44,324)	(372,397)	(108,192)
Other income (expense):
Interest income	2,382	2,133	8,521	3,995
Other income (expense)	481	(73)	433	2,914
Total other income	2,863	2,060	8,954	6,909
Net loss from continuing operations	(290,478)	(42,264)	(363,443)	(101,283)
Loss from discontinued operations	—	—	—	(198)
Net loss	$(290,478)	$(42,264)	$(363,443)	$(101,481)

Net loss per share, basic and diluted	$(6.75)	$(1.08)	$(8.54)	$(2.78)

Weighted average common shares used in the calculation of basic and diluted net loss per common share	43,029	39,242	42,577	36,485